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                    August 9, 2022

       Daniel Barton
       Chief Executive Officer
       Forian Inc.
       41 University Drive
       Suite 400
       Newtown, PA 18940

                                                        Re: Forian Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            Form 10-Q for the
Quarter Ended March 31, 2022
                                                            Filed May 13, 2022
                                                            File No. 001-40146

       Dear Mr. Barton:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology